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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported):   April 4, 2001



                           U.S. WIRELESS CORPORATION
                           -------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                       0-24742                 13-3704059
(State or Other Jurisdiction         (Commission            (I.R.S. Employer
    of Incorporation)                File Number)          Identification No.)


                               2303 Camino Ramon
                                   Suite 200
                         San Ramon, California  94583
                   (Address of principal executive offices)


                                (925) 327-6200
             (Registrant's telephone number, including area code)
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Item 5.  Other Events.

On April 4, 2001, U.S. Wireless Corporation, (the "Company") reached a settlement agreement with two consultants and certain related entities (the "Consultants") who had filed a lawsuit against the Company, the CEO and the General Counsel in June 2000. As a result of the settlement agreement, the Company will make a cash payment of $1.5 million and take a total charge in the quarter ended March 31, 2001 of approximately $6 million.

In May 2000, the Company commenced an action in California state court against the Consultants for failure to perform under the terms of a consulting agreement. The Company was seeking to recover damages, restricted stock and stock options issued to the Consultants pursuant to a restricted stock agreement and stock option agreements granting the Consultants a total of 918,000 shares of restricted stock, 550,800 of which had previously vested, and options to purchase 1.2 million shares of the Company's common stock, 1.1 million of which had not been exercised. In June 2000, the Consultants brought an action in federal court in California against the Company, the CEO and its General Counsel claiming the Company had breached its obligations under the restricted stock and stock option agreements. Thereafter, the Company brought its previous state claims as a counterclaim in the federal action and dismissed the state action.

During March 2001, the parties engaged in settlement negotiations which led to the settlement agreement on April 4, 2001.

Under the terms of the settlement agreement, the Company will make cash payments as follows: $500,000 on April 16, 2001; and $333,333 on each of July 1, 2001 October 1, 2001 and December 31, 2001, and will issue 665,600 shares of its common stock to the Consultants. The Company agreed to relinquish its claims against the 918,000 shares of restricted stock previously issued and the options to purchase 1.1 million shares of the Company's stock previously granted and to waive the exercise price with respect to the stock options. The parties agreed to release all claims and proceedings against each other.


Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    U.S. WIRELESS CORPORATION


Date:   April 13, 2001              By:/s/ Dr. Oliver Hilsenrath
                                       -------------------------
                                       Dr. Oliver Hilsenrath
                                       Chief Executive Officer